Exhibit 10.75

Amendments to Certain Stock Option Plans

Effective February 27, 2008, all stock option plans of Thermo Fisher Scientific Inc. (the “Company”) with stock options outstanding thereunder but pursuant to which additional stock options may no longer be granted, and all stock option plans of the Company’s former subsidiaries assumed by the Company, that did not already include the following provision were amended to provide that unless such action is approved by the Company’s stockholders:  (1) no outstanding option granted under the relevant plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding option (other than adjustments in the event of certain extraordinary transactions) and (2) the Board may not cancel any outstanding option (whether or not granted under the relevant plan) and grant in substitution therefor new awards under the relevant plan covering the same or a different number of shares of common stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.